Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS THIRD QUARTER 2008 RESULTS
HOUSTON, November 5, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three and nine months ended September 30, 2008.
     “We are pleased that our year-over-year growth in service throughput volumes helped Copano to achieve year-over-year increases in revenues, total segment gross margin and adjusted EBITDA,” said John Eckel, Chairman and Chief Executive Officer of Copano.
Third Quarter Financial Results
     Revenue for the third quarter of 2008 increased 55% to $453.6 million compared with $293.1 million for the third quarter of 2007. Copano’s operating segment gross margin increased 23% to $76.2 million compared to $61.9 million in the third quarter of last year. Total segment gross margin, which includes costs associated with Copano’s hedging program of $14.4 million, increased 11% to $61.8 million for the third quarter from $55.9 million for the same period a year ago. Net income for the current quarter decreased by 56% to $8.7 million, or $0.15 per unit on a diluted basis, compared to net income of $19.7 million, or $0.44 per unit on a diluted basis, for the third quarter of 2007. The major drivers of this decrease included (i) increased interest expense relating to debt Copano incurred in acquiring the Rocky Mountains segment in October 2007, (ii) higher operating expenses in Copano’s expanding operations in north Texas, (iii) higher depreciation and amortization expense relating to the Rocky Mountains and north Texas assets, (iv) increased costs relating to Copano’s expanded hedging portfolio and (v) the effects of Hurricane Ike. Weighted average diluted units outstanding totaled approximately 57.9 million for the third quarter of 2008 and approximately 44.2 million for the same period in 2007.
     Adjusted EBITDA increased 17% to $43.5 million compared with $37.1 million for the third quarter of 2007. Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, adjusted to include Copano’s share of depreciation, amortization and interest costs attributable to its unconsolidated affiliates of $6.3 million. Non-cash charges incurred during the third quarter of 2008 that were not added back in determining adjusted EBITDA include amortization expense of $8.4 million related to the option component of Copano’s commodity derivatives.
     Distributable cash flow for the third quarter of 2008 (prior to any cash reserves established by Copano’s Board) declined $2.0 million to $30.2 million compared to $32.2 million for the same period a year ago. Third quarter 2008 distributable cash flow represents 108% coverage of the third quarter 2008 distribution of $0.57 per unit, based on total common units outstanding on November 3, 2008, the distribution record date.
     Total distributable cash flow for the third quarter of 2008, which adds amortization expense of $8.4 million related to the option component of Copano’s derivatives to distributable cash flow, increased 2% to $38.6 million compared to $37.9 million for the third quarter of 2007. Third quarter 2008 total distributable cash flow represents 138% coverage of the third quarter 2008 distribution of $0.57 per unit.
     Segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA, distributable cash flow and total distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Third Quarter Operating Results by Segment
     Copano manages its business in three geographical operating segments: Oklahoma, Texas and Rocky Mountains.
Oklahoma
     The Oklahoma segment provides natural gas midstream services in central and east Oklahoma and also includes a crude oil pipeline located in south Oklahoma and north Texas.
     During the third quarter of 2008, segment gross margin for the Oklahoma segment increased 14% to $33.5 million compared to $29.3 million for the third quarter of 2007. The increase resulted primarily from increased pipeline and processing volumes partially offset by lower realized margins compared to the prior year period.
     The Oklahoma segment gathered an average of 243,000 MMBtu/d of natural gas, processed an average of 158,047 MMBtu/d of natural gas and produced an average of 15,238 Bbls/d of NGLs at its plants and third-party plants during the quarter, representing increases of 17%, 7% and 5%, respectively, compared to the third quarter of 2007. During the third quarter of 2007, the Oklahoma segment gathered an average of 207,518 MMBtu/d, processed an average of 148,001 MMBtu/d and produced an average of 14,476 Bbls/d of NGLs.

Texas
     The Texas segment provides natural gas midstream services in Texas and also includes the Lake Charles processing plant acquired in October 2007 as part of the Cantera Natural Gas, LLC acquisition.
     Segment gross margin for the Texas segment increased approximately 27% in the third quarter of 2008 to $41.4 million compared to $32.6 million for the third quarter of 2007. The increase in segment gross margin resulted primarily from increased pipeline and processing volumes and increases in natural gas liquids prices compared to the prior year period.
     During the third quarter of 2008, the Texas segment provided gathering, transportation and processing services for an average of 666,686 MMBtu/d of natural gas compared with 620,354 MMBtu/d for the third quarter of 2007, an increase of 7%. The Texas segment gathered an average of 301,279 MMBtu/d of natural gas, processed an average of 596,225 MMBtu/d of natural gas and produced an average of 16,957 Bbls/d of NGLs at its plants and third-party plants during the third quarter of 2008, representing increases of 2% and 11% for gathering and processing, respectively, and a 6% decrease in production of NGLs as compared to the third quarter of 2007. During the third quarter of 2007, the Texas segment gathered an average of 296,664 MMBtu/d, processed an average of 538,516 MMBtu/d and produced an average of 17,975 Bbls/d of NGLs.
Rocky Mountains
     The Rocky Mountains segment was established following the Cantera acquisition and operates in Wyoming’s Powder River Basin. The Rocky Mountains segment includes Copano’s 51.0% and 37.04% managing member interests in Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., respectively, and its producer services business utilizing firm gathering and transportation agreements.
     Segment gross margin attributable to the producer services business in Copano’s Rocky Mountains segment was $1.3 million for the third quarter of 2008. Producer services throughput averaged 230,859 MMBtu/d, which represents volumes purchased for resale, volumes gathered utilizing firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with Wyoming Interstate Gas Company (WIC), or using additional capacity that we obtain on WIC. The Rocky Mountains segment results do not include the financial results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting. For the third quarter of 2008, average pipeline throughput for Bighorn and Fort Union totaled 211,353 MMBtu/d and 735,131 MMBtu/d, respectively.

Corporate and Other
     Corporate and other primarily consists of results attributable to Copano’s commodity risk management portfolio. Total segment gross margin includes a loss of $14.4 million for the third quarter for corporate and other compared to a loss of $6.0 million in the third quarter of last year. The loss for the third quarter of 2008 includes $7.0 million of cash settlements paid with respect to expired commodity derivatives, $8.4 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $1.0 million of unrealized gains related to non-cash mark-to-market gains on undesignated economic hedges, net of ineffectiveness losses, for Copano’s commodity derivatives. Corporate and other for the third quarter of 2007 included $5.7 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $0.8 million of unrealized losses related to mark-to-market charges and ineffectiveness on undesignated economic hedges reduced by $0.5 million of cash settlements received with respect to expired commodity derivatives. In its risk management portfolio, Copano acquires multi-year commodity options and amortizes the premium paid over the term of each option contract.
Year-to-Date Financial Results
     Revenue for the first nine months of 2008 increased 73% to $1.4 billion compared with $785.8 million for the same period of last year. Net income increased by 11% to $46.4 million for the nine months ended September 30, 2008 compared to net income of $41.7 million for the nine months ended September 30, 2007. Weighted average diluted units outstanding increased 33% to approximately 57.9 million for the nine months ended September 30, 2008, primarily as a result of equity issued in connection with the Cantera acquisition, as compared with approximately 43.6 million for the same period in 2007, resulting in a decrease in diluted per unit results of 17% ($0.80 per unit on a diluted basis in 2008 compared with $0.96 per unit on a diluted basis in 2007). Total segment gross margin increased 39% to $195.2 million for the nine months ended September 30, 2008 from $140.6 million for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, total segment gross margin includes a loss of $49.7 million related to Copano’s hedging program comprised of $19.4 million of cash settlements paid with respect to expired commodity derivatives, $24.5 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $5.8 million of non-cash mark-to-market charges on undesignated economic hedges and ineffective losses. Total segment gross margin for the nine months ended September 30, 2007 includes a net loss of $14.9 million comprised of $3.8 million of cash settlements received on expired commodity derivatives reduced by $16.0 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $2.7 million of unrealized losses related to mark-to-market charges on undesignated economic hedges.
     Adjusted EBITDA increased 62% to $146.7 million for the nine months ended September 30, 2008 compared with $90.3 million for the same period in 2007. Distributable cash flow increased 32% to $104.7 million for the nine months ended September 30, 2008 compared to $79.3 million for same period of last year. Total distributable cash flow increased 35% to $129.2 million for the nine months ended September 30, 2008 compared to $95.3 million for same period of last year. Segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA and distributable cash flow and total distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Cash Distributions
     On October 16, 2008, Copano announced a third quarter 2008 cash distribution of $0.57 per unit, or $2.28 per unit on an annualized basis, for all of its outstanding common units. This distribution, which represents the 15th consecutive increase since Copano’s IPO, will be paid on November 14, 2008 to common unitholders of record at the close of business on November 3, 2008.
Conference Call Information
     Copano will hold a conference call to discuss its third quarter 2008 financial results and recent developments on Thursday, November 6 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2200 and ask for the Copano Energy call 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Please visit the website at least 10 minutes prior to the call to register and download any necessary audio software.
     A replay of the audio webcast will be available shortly after the call on Copano’s website. Additionally, a telephonic replay will be available through November 13, 2008 by calling (303) 590-3000 and using the pass code 11121264#.
Use of Non-GAAP Financial Measures
     This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA, distributable cash flow and total distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. Copano believes that investors benefit from having access to the same financial measures that its management uses in evaluating Copano’s liquidity position or financial performance.
     With respect to a Copano operating segment, segment gross margin is defined as segment revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, cost of crude oil purchased from third parties, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other. Copano views total segment gross margin as an important performance measure of the core profitability of its operations. Segment gross margin allows Copano’s senior management to compare volume and price performance of the segments and to more easily identify operational or other issues within a segment. The GAAP measure most directly comparable to total segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest and other financing costs, provision for income taxes and depreciation and amortization expense. EBITDA is a financial measure that, with certain negotiated adjustments, is reported to Copano’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as Copano does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Because a portion of Copano’s net income (loss) is attributable to equity earnings (loss) from its unconsolidated affiliates, including Bighorn, Fort Union, Webb Duval and Southern Dome, Copano calculates adjusted EBITDA to reflect the depreciation and amortization expense and interest costs embedded in the equity in earnings (loss) from these unconsolidated affiliates. Specifically, adjusted EBITDA is determined by adding to EBITDA (i) the amortization expense attributable to the difference between Copano’s carried investment in each unconsolidated affiliate and the underlying equity in its net assets, (ii) the portion of each unconsolidated affiliate’s depreciation and amortization expense which is proportional to Copano’s ownership interest in that unconsolidated affiliate and (iii) the portion of each unconsolidated affiliate’s interest and other financing costs which is proportional to Copano’s ownership interest in that unconsolidated affiliate. EBITDA or adjusted EBITDA is used as a supplemental financial measure by external users of Copano’s financial statements such as investors, commercial banks and research analysts, and adjusted EBITDA is used by Copano’s management, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Distributable cash flow is defined as net income plus: (i) depreciation and amortization expense (excluding amortization expense relating to our commodity hedging instruments); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in the earnings of unconsolidated affiliates; and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and, beginning with the third quarter of 2008, Copano’s line fill contributions to third-party pipelines and gas imbalances. Although this adjustment was not made in previously reported quarters, management believes this adjustment is appropriate as these items reflect unrealized gains or losses related to contractual obligations that are not currently settled in cash. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of Copano’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Prior to the first quarter of 2008, reimbursements by our pre-IPO investors of certain general and administrative expenses in excess of the “G&A Cap” defined in our limited liability company agreement were also included in distributable cash flow. The G&A Cap expired at the end of 2007; therefore Copano no longer includes such reimbursements in distributable cash flow.
     Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by Copano (prior to any cash reserves established by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of Copano’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not Copano is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP measure most directly comparable to distributable cash flow is net income.
     Total distributable cash flow is defined as distributable cash flow plus amortization expense of the option component of Copano’s commodity derivative instruments and like distributable cash flow, indicates sustainability of quarterly distribution rates. Copano’s management and Board of Directors, as well as many in the investment community, consider total distributable cash flow as an important measure of the rate at which cash available for distribution is being generated by Copano’s operations.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
          This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements reflect certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control, which may cause the Copano’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and natural gas liquids they purchase from Copano, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Copano’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.
– financial statements to follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except per unit information)
Revenue:
Natural gas sales	$204,187	$124,091	$620,074	$375,420
Natural gas liquids sales	174,867	132,835	507,979	336,748
Crude oil sales	50,763	25,161	149,128	39,381
Transportation, compression and processing fees	13,772	3,880	42,896	12,320
Condensate and other	10,044	7,109	36,582	21,917

Total revenue	453,633	293,076	1,356,659	785,786

Costs and expenses:
Cost of natural gas and natural gas liquids (1)	332,346	211,824	999,580	604,061
Cost of crude oil purchases (1)	50,359	24,128	146,222	37,738
Transportation (1)	9,151	1,239	15,688	3,342
Operations and maintenance	15,394	10,525	40,289	28,700
Depreciation and amortization	12,755	10,130	37,092	28,426
General and administrative	11,042	8,615	33,828	23,831
Taxes other than income	723	1,010	2,193	2,566
Equity in earnings from unconsolidated affiliates	(2,170)	(401)	(7,354)	(2,019)

Total costs and expenses	429,600	267,070	1,267,538	726,645

Operating income	24,033	26,006	89,121	59,141

Interest and other income	357	706	1,091	2,032
Interest and other financing costs	(15,470)	(6,943)	(42,939)	(18,314)

Income before income taxes	8,920	19,769	47,273	42,859
Provision for income taxes	(197)	(102)	(846)	(1,182)

Net income	$8,723	$19,667	$46,427	$41,677

Basic net income per common unit:
Net income	$0.18	$0.46	$0.97	$1.00
Weighted average number of common units	47,868	42,330	47,640	41,154

Diluted net income per common unit:
Net income	$0.15	$0.44	$0.80	$0.96
Weighted average number of common units	57,939	44,233	57,891	43,606

(1)	Exclusive of items shown separately below.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(In thousands)
Cash Flows From Operating Activities:
Net income	$46,427	$41,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,092	28,426
Amortization of debt issue costs	2,552	921
Equity in earnings from unconsolidated affiliates	(7,354)	(2,019)
Distributions from unconsolidated affiliates	18,387	2,888
Equity-based compensation	3,542	2,180
Deferred tax provision	294	898
Other noncash items	(132)	(98)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	6,879	(12,135)
Prepayments and other current assets	655	(562)
Risk management activities	(16,466)	(19,137)
Accounts payable	21,259	13,200
Other current liabilities	(11,914)	12,099

Net cash provided by operating activities	101,221	68,338

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(115,292)	(57,247)
Additions to intangible assets	(4,710)	(2,604)
Acquisitions	(83)	(55,471)
Investment in unconsolidated affiliates	(25,623)	—
Distributions from unconsolidated affiliates	1,971	375
Escrow cash	(1,856)	—
Other	(1,232)	(990)

Net cash used in investing activities	(146,825)	(115,937)

Cash Flows From Financing Activities:
Proceeds from long-term debt	539,000	104,000
Repayments of long-term debt	(314,000)	—
Repayment of short-term notes payable	—	(1,494)
Deferred financing costs	(6,670)	(608)
Distributions to unitholders	(76,623)	(53,441)
Capital contributions from pre-IPO investors	4,103	7,169
Equity offering costs	(47)	(515)
Proceeds from option exercises	1,001	850

Net cash provided by financing activities	146,764	55,961

Net increase in cash and cash equivalents	101,160	8,362
Cash and cash equivalents, beginning of year	72,665	39,484

Cash and cash equivalents, end of period	$173,825	$47,846

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	September 30, 2008	December 31, 2007
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$173,825	$72,665
Accounts receivable, net	121,093	127,534
Risk management assets	17,013	3,289
Prepayments and other current assets	3,227	3,881

Total current assets	315,158	207,369

Property, plant and equipment, net	792,347	694,727
Intangible assets, net	197,246	200,546
Investment in unconsolidated affiliates	645,472	632,725
Escrow Cash	1,856	—
Risk management assets	47,104	10,598
Other assets, net	31,352	23,118

Total assets	$2,030,535	$1,769,083

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$180,635	$147,046
Accrued interest	12,083	11,319
Accrued tax liability	543	3,919
Risk management liabilities	18,265	27,710
Other current liabilities	15,866	12,931

Total current liabilities	227,392	202,925

Long-term debt (includes $722 and $773 bond premium as of September 30, 2008 and December 31, 2007, respectively)	855,722	630,773
Deferred tax provision	1,526	1,231
Risk management and other noncurrent liabilities	33,451	40,018

Members’ capital:
Common units, no par value, 47,902,390 and 47,366,048 units issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	676,083	661,585
Class C units, no par value, 789,705 units and 1,184,557 units issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	26,995	40,492
Class D units, no par value, 3,245817 units issued and outstanding as of September 30, 2008 and December 31, 2007	112,454	112,454
Class E units, no par value, 5,598,839 units issued and outstanding as of September 30, 2008 and December 31, 2007	175,634	175,634
Paid-in capital	31,418	23,773
Accumulated deficit	(38,513)	(7,867)
Other comprehensive loss	(71,627)	(111,935)

	912,444	894,136

Total liabilities and members’ capital	$2,030,535	$1,769,083

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	($ in thousands)
Total segment gross margin (1)	$61,777	$55,885	$195,169	$140,645
Operations and maintenance expenses	15,394	10,525	40,289	28,700
Depreciation and amortization	12,755	10,130	37,092	28,426
General and administrative expenses	11,042	8,615	33,828	23,831
Taxes other than income	723	1,010	2,193	2,566
Equity in earnings from unconsolidated affiliates	(2,170)	(401)	(7,354)	(2,019)

Operating income	24,033	26,006	89,121	59,141
Interest and other financing costs, net	(15,113)	(6,237)	(41,848)	(16,282)
Provision for income taxes	(197)	(102)	(846)	(1,182)

Net income	$8,723	$19,667	$46,427	$41,677

Total segment gross margin:
Oklahoma	$33,536	$29,260	$117,958	$77,443
Texas	41,392	32,622	123,467	78,059
Rocky Mountains	1,257	—	3,438	—

Segment gross margin	76,185	61,882	244,863	155,502
Corporate and other(2)	(14,408)	(5,997)	(49,694)	(14,857)

Total segment gross margin (1)	$61,777	$55,885	$195,169	$140,645

Segment gross margin per unit:
Oklahoma:
Service throughput ($/MMBtu) (3)	$1.50	$1.53	$1.86	$1.44
Texas
Service throughput ($/MMBtu)	$0.67	$0.57	$0.65	$0.45
Rocky Mountains:
Producer services throughput ($/MMBtu)(4)	$0.06	$—	$0.05	$—

Volumes:
Oklahoma:(3) (5)
Service throughput (MMBtu/d)	243,000	207,518	231,358	197,127
Plant inlet throughput (MMBtu/d)	158,047	148,001	154,708	141,350
NGLs produced (Bbls/d)	15,238	14,476	15,083	13,616
Crude oil service volumes (Bbls/d)	4,663	3,558	4,790	3,495
Texas: (6) (7)
Service throughput (MMBtu/d)	666,686	620,354	688,694	643,203
Pipeline throughput (MMBtu/d)	301,279	296,664	314,740	296,114
Plant inlet volumes (MMBtu/d)	596,225	538,516	610,470	568,711
NGLs produced (Bbls/d)	16,957	17,975	17,584	17,849
Rocky Mountains:
Producer services throughput (MMBtu/d) (4)	230,859	—	229,038	—

Capital Expenditures:
Maintenance capital expenditures	$2,675	$2,735	$8,828	$7,198
Expansion capital expenditures	45,928	15,806	128,593	163,976

Total capital expenditures	$48,603	$18,541	$137,421	$171,174

Operations and maintenance expenses:
Oklahoma	$6,353	$5,465	$18,379	$14,688
Texas	9,041	5,060	21,910	14,012

Total operations and maintenance expenses	$15,394	$10,525	$40,289	$28,700

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures”.

(2)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(3)	Excludes volumes associated with our interest in Southern Dome. For the three months ended September 30, 2008, plant inlet volumes for Southern Dome averaged 11,557 MMBtu/d and NGLs produced averaged 389 Bbls/d. For the three months ended September 30, 2007, plant inlet volumes for Southern Dome averaged 5,286 MMBtu/d and NGLs produced averaged 206 Bbls/d. For the nine months ended September 30, 2008, plant inlet volumes for Southern Dome averaged 10,503 MMBtu/d and NGLs produced averaged 387 Bbls/d. For the nine months ended September 30, 2007, plant inlet volumes for Southern Dome averaged 5,180 MMBtu/d and NGLs produced averaged 204 Bbls/d.

(4)	Producers services throughput represents volumes purchased for resale, volumes gathered utilizing firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with WIC or using additional capacity that we obtain on WIC. Excludes results and volumes associated with our interests in Bighorn and Fort Union. Volumes gathered by Bighorn and Fort Union were 211,353 MMBtu/d and 735,131 MMBtu/d, respectively, for the three months ended September 30, 2008. Volumes gathered by Bighorn and Fort Union were 215,568 MMBtu/d and 712,791 MMBtu/d, respectively, for the nine months ended September 30, 2008. Copano acquired these assets in October 2007.

(5)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties. Plant inlet volumes averaged 119,332 MMBtu/d and NGLs produced averaged 12,042 Bbls/d for the three months ended September 30, 2008 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 97,013 MMBtu/d and NGLs produced averaged 10,101 Bbls/d for the three months ended September 30, 2007 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 111,137 MMBtu/d and NGLs produced averaged 11,343 Bbls/d for the nine months ended September 30, 2008 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 90,476 MMBtu/d and NGLs produced averaged 9,208 Bbls/d for the nine months ended September 30, 2007 for plants owned by the Oklahoma segment.

(6)	Excludes volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 97,906 MMBtu/d and 86,881 MMBtu/d, net of intercompany volumes, for the three months ended September 30, 2008 and 2007, respectively. Gross volumes transported by Webb/Duval Gatherers were 91,047 MMBtu/d and 99,212 MMBtu/d, net of intercompany volumes, for the nine months ended September 30, 2008 and 2007, respectively.

(7)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties. Plant inlet volumes averaged 586,243 MMBtu/d and NGLs produced averaged 16,177 Bbls/d for the three months ended September 30, 2008 for plants owned by the Texas segment. Plant inlet throughput averaged 520,341 MMBtu/d and NGLs produced averaged 16,402 Bbls/d for the three months ended September 30, 2007 for plants owned by the Texas segment. Plant inlet volumes averaged 601,831 MMBtu/d and NGLs produced averaged 16,423 Bbls/d for the nine months ended September 30, 2008 for plants owned by the Texas segment. Plant inlet throughput averaged 551,260 MMBtu/d and NGLs produced averaged 16,364 Bbls/d for the nine months ended September 30, 2007 for plants owned by the Texas segment.

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (i) total segment gross margin (which consists of the sum of individual segment gross margins and corporate and other) to the GAAP financial measure of operating income, (ii) EBITDA and adjusted EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (iii) distributable cash flow and total distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008		2007
Reconciliation of total segment gross margin to operating income:
Operating income	$24,033	$26,006	$89,121		$59,141
Add: Operations and maintenance expenses	15,394	10,525	40,289		28,700
Depreciation and amortization	12,755	10,130	37,092		28,426
General and administrative expenses	11,042	8,615	33,828		23,831
Taxes other than income	723	1,010	2,193		2,566
Equity in earnings from unconsolidated affiliates	(2,170)	(401)	(7,354)		(2,019)

Total segment gross margin	$61,777	$55,885	$195,169		$140,645

Reconciliation of EBITDA and adjusted EBITDA to net income:
Net income	$8,723	$19,667	$46,427		$41,677
Add: Depreciation and amortization	12,755	10,130	37,092		28,426
Interest and other financing costs	15,470	6,943	42,939		18,314
Provision for income taxes	197	102	846		1,182

EBITDA	37,145	36,842	127,304		89,599
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,607	(3)	13,808		(8)
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,266	250	3,854		744
Add: % of equity method investment interest and other financing costs	471	—	1,697		—

Adjusted EBITDA	$43,489	$37,089	$146,663		$90,335

Reconciliation of EBITDA and adjusted EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$23,236	$27,447	$101,221		$68,338
Add: Cash paid for interest and other financing costs	14,537	6,636	40,387		17,393
Equity in earnings from unconsolidated affiliates	2,170	401	7,354		2,019
Distributions from unconsolidated affiliates	(6,669)	(777)	(18,387)		(2,888)
Risk management activities	(11,999)	143	16,466		19,137
Increase in working capital and other	15,870	2,992	(19,737)		(14,400)

EBITDA	37,145	36,842	127,304		89,599
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,607	(3)	13,808		(8)
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,266	250	3,854		744
Add: % of equity method investment interest and other financing costs	471	—	1,697		—

Adjusted EBITDA	$43,489	$37,089	$146,663		$90,335

Reconciliation of net income to distributable cash flow:
Net income	$8,723	$19,667	$46,427		$41,677
Add: Depreciation and amortization	12,755	10,130	37,092		28,426
Amortization of debt issue costs	933	306	2,552		921
Equity-based compensation	3,285	853	5,277		2,180
G&A reimbursement from pre-IPO unitholders	—	2,796	—		8,311
Distributions from unconsolidated affiliates	7,763	771	20,358		3,263
Unrealized losses/(gains) associated with line fill contributions and gas imbalances	2,117 (1)	13 (2)	(490	)(3) (5)	202 (2)
Unrealized (gains)/losses on derivatives	(516)	847	9,485		2,775
Deferred taxes and other	(6)	(96)	161		800
Less: Equity in earnings from unconsolidated affiliates	(2,170)	(401)	(7,354)		(2,019)
Maintenance capital expenditures	(2,675)	(2,735)	(8,828)		(7,198)

Distributable cash flow(4)(5)	$30,209	$32,151	$104,680		$79,338
Add: Amortization of commodity derivative options	8,425	5,736	24,482		16,005

Total distributable cash flow(4)(5)	$38,634	$37,887	$129,162		$95,343

Actual quarterly distribution (“AQD”)	$27,969	$20,276

Distributable cash flow coverage of AQD	108%	159%

Total distributable cash flow coverage of AQD	138%	187%

(1)	Reflects non-cash mark-to-market charges associated with (a) contractual obligations to maintain certain levels of line fill contributions with third parties of $1.4 million and (b) gas imbalances of $0.7 million.

(2)	Reflects non-cash mark-to-market charges associated with gas imbalances not previously reflected in distributable cash flow.

(3)	Reflects non-cash mark-to-market gains associated with (a) contractual obligations to maintain certain levels of line fill contributions of $478,000 and (b) gas imbalances of $12,000.

(4)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(5)	Commencing with the third quarter of 2008, unrealized non-cash losses/(gains) associated with line fill contributions and gas imbalances have been added back in the determination of distributable cash flow . Prior periods have been adjusted to reflect this change.